Exhibit 99.1
FactSet Appoints Marcel Prins to Board of Directors

NORWALK, Conn., September 25, 2026 - FactSet (NYSE: FDS | NASDAQ: FDS), a leading global intelligence and AI solutions provider to the financial markets, today announced the appointment of Marcel Prins to its Board of Directors.

Prins brings over 25 years of experience spanning operations, technology, and asset management. From 2022-2026, he served as Chief Operating Officer and a director of Robeco, a global asset manager based in the Netherlands. During his tenure, he drove innovation and accelerated Robeco’s digital transformation, including defining and executing a multi-year technology strategy, introducing a modern data platform, strengthening data governance, and increasing resiliency.

Prior to Robeco, Prins spent more than a decade at APG N.V., first serving as Chief Operating Officer and director of APG Asset Management, and then additionally as the Chief Digital Officer of APG Group. Earlier in his career, he held roles at ABN AMRO Group N.V., Fortis Bank, and DCE International.

In addition to his role at FactSet, Prins serves on the boards of ABN Amro Clearing Bank and Mondu Financial Services. He holds a Bachelor’s degree in Computer Science from The Hague University of Applied Sciences.

“We are pleased to welcome Marcel to our Board,” said Malcolm Frank, Chair of the Board of Directors. “His extensive technology and asset management experience will be a strong addition to the Board as FactSet moves into its next chapter and continues to put trusted financial data and advanced AI capabilities to work to empower our clients.”

“I am honored to join FactSet’s Board at a pivotal time,” said Prins. “I look forward to working with the Board and the leadership team to continue to deliver value to our clients and shareholders.”

About FactSet

FactSet (NYSE: FDS | NASDAQ: FDS) supercharges financial intelligence, offering enterprise data and information solutions that help our clients maximize their potential. Our digital platform seamlessly integrates proprietary data, third-party sources, and flexible technology to deliver tailored solutions across the buy side, sell side, wealth, and corporate sectors. With over 47 years of expertise, we leverage advanced data connectivity, AI, and next-generation tools to streamline workflows and enable smarter decision-making. As an S&P 500 company serving more than 9,100 global clients and over 247,000 individual users, we are dedicated to innovation and long-term client success. Learn more at www.factset.com and follow us on X and LinkedIn.

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